Exhibit 7

KeyOn Communications Holdings, Inc.
7548 W. Sahara Avenue #102
Las Vegas, Nevada 89117

June 14, 2011

California Capital Equity, LLC
10182 Culver Boulevard
Culver City, California 90232

Re: Anti-dilution Waiver

Reference is made to that Second Amended and Restated Certificate of Incorporation of KeyOn Communications Holdings, Inc., a Delaware corporation (the “Company”), as filed with Secretary of State of the State of Delaware on March 11, 2011 (the “Charter”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Charter.

Notwithstanding anything to the contrary contained in Article IV.B.4(d) of the Charter, California Capital Equity, LLC, a Delaware limited liability company (“Cal Equity”), hereby agrees as follows:

a)
the issuance of that certain Secured Convertible Promissory Note, in the principal amount of $2,600,000, by the Company to Cal Equity on the date hereof (the “Secured Note”), shall not be deemed to be an issuance of Additional Stock and, accordingly, (i) such issuance shall not cause any adjustment in the Conversion Price under the Charter with respect to any shares of Series A Preferred Stock held by Cal Equity and (ii) Cal Equity unconditially waives any and all rights to an adjustment of the Conversion Price that it may have as a result of the issuance of the Secured Note; and

b)
the issuance of any shares of Series A Preferred Stock upon the conversion of the Secured Note shall not be deemed to be an issuance of Additional Stock and, accordingly, (i) such issuance shall not cause any adjustment in the Conversion Price under the Charter with respect to any shares of Series A Preferred Stock held by Cal Equity and (ii) Cal Equity unconditially waives any and all rights to an adjustment of the Conversion Price that it may have as a result of the issuance of the shares of Series A Preferred Stock up any conversion of the Secured Note.

Cal Equity further agrees that it shall not transfer any shares of Series A Preferred Stock held by it, whether owned now or hereafter acquired, to any person or entity that does not assume Cal Equity’s waivers and obligations set forth herein.

Very truly yours,

Jonathan Snyder,
Chief Exceutive Officer
ACCEPTED AND AGREED to
this 14th day of June, 2011

CALIFORNIA CAPITAL EQUITY, LLC

By:
Name:
Time